Exhibit 99.1

FOR IMMEDIATE RELEASE

Par Pacific to Buy Select Refining Assets from Island Energy Services Following IES’ Announcement of Cessation of their Refining Operations

Par Pacific to supply petroleum products to IES to assure continued fuel supply to local utilities

Approximately 65 IES employees to be hired by Par Hawaii

Par Pacific to assist in supplying Hawaii’s energy needs and support the state’s transition to its clean energy goals

Par Pacific to host conference call and webcast at 9 a.m. ET on August 30, 2018

HONOLULU – Aug. 29, 2018 – Par Pacific Holdings, Inc. (NYSE:PARR) (“Par Pacific”) today announced that through an indirect subsidiary, it entered into an agreement with Island Energy Services (“IES”) to acquire certain refining units for $45 million plus additional amounts for certain hydrocarbon and non-hydrocarbon inventory following IES’ announcement to cease its refining operations. The units, which are located near Par’s current Kapolei refinery, will be utilized by Par Pacific to supplement its existing operations in supplying IES so that IES may fulfill its existing contractual obligations with Hawaiian Electric Company, Maui Electric Company, Hawaii Electric Light Company, and Kauai Island Utility Cooperative. Par Pacific has agreed to enter into a long-term agreement with IES to utilize IES’ retained logistics assets for the storage and throughput of crude oil and related products necessary for the operation of these newly acquired assets.

“We believe this transaction will prevent any disruption to the supply of fuel to meet Hawaii’s electric generation needs,” said William Pate, President and CEO, Par Pacific. “The closure of one of Hawaii’s refineries was anticipated in 2014 by the governor’s Hawaii Refinery Task Force. As the owner and operator of Hawaii’s remaining refinery, we recognize our role in meeting the essential demand for petroleum products today and to ensure continuity and a smooth and practical transition to Hawaii’s clean energy future.”

Par Pacific expects to hire approximately 65 IES employees in connection with the acquisition. New employees will receive benefits comparable to those provided to Par Pacific’s existing employees. Par Pacific anticipates hiring another 20 employees at its Kapolei refinery in conjunction with the new investment.

“We look forward to expanding our team and keeping high-quality energy jobs available in Hawaii,” said Jim Yates, President, Par Hawaii, Inc. “With deep local roots and longstanding commitments to Hawaii, our priority has always been to take care of our employees and support our community. We believe this transition represents a best-case scenario for a ‘soft landing’ for all constituents in the state’s transition to a renewable energy future.”

- more -

Par Pacific to Buy Select Refining Assets from Island Energy Services Following

IES’ Announcement of Cessation of their Refining Operations

With IES’ announced shift to operations of a large-scale open access import terminal, Par Pacific anticipates continued strong competition from the existing market participants, as well as from potential new entrants.

The transaction is expected to close before the end of the fourth quarter and is subject to certain closing conditions.

Conference Call

A conference call to discuss this acquisition is scheduled for Thursday, August 30, 2018 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time). To access the call, please dial 1-877-404-9648 inside the U.S. or 1-412-902-0030 outside the U.S. and ask for the Par Pacific call. The webcast may be accessed online through the company’s website at http://www.parpacific.com on the Investor Relations page. Please log on at least 10 minutes early to register. A telephone replay will be available through September 6, 2018 and may be accessible by calling 1-877-660-6853 inside the U.S. or 1-201-612-7415 outside the U.S. and using the conference ID 13682841#. Also, an archive of the webcast will be available shortly after the call on the company’s website at www.parpacific.com and will be accessible for approximately 90 days.

About Par Pacific

Par Pacific Holdings, Inc. (NYSE: PARR), headquartered in Houston, Texas, owns and operates market-leading energy and infrastructure businesses. Par Pacific’s strategy is to acquire and develop energy and infrastructure businesses in logistically complex markets. Par Pacific owns and operates one of the largest energy networks in Hawaii with a 94,000-bpd refinery, a logistics system supplying the major islands of the state and 91 retail locations. In the Pacific Northwest and the Rockies, Par Pacific owns and operates an 18,000-bpd refinery, a logistics system and 33 retail locations. Par Pacific also owns 39.1% of Laramie Energy, LLC, a natural gas production company with operations and assets concentrated in Western Colorado.

Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements with respect to the acquisition from IES (the “Acquisition”), effects of the closing of the Acquisition, the anticipated synergies and other benefits of the Acquisition, the anticipated financial and operating results of the Acquisition and the effect on Par Pacific’s cash flows and profitability (including Adjusted EBITDA) are forward-looking statements. Additionally, forward looking statements are subject to certain risks, trends, and uncertainties. Par Pacific cannot provide assurances that the assumptions upon which these forward-looking statements are based will prove to have been correct. Should one of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements, and investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Par Pacific does not intend to update or revise any

Par Pacific to Buy Select Refining Assets from Island Energy Services Following

IES’ Announcement of Cessation of their Refining Operations

forward-looking statements made herein or any other forward looking statements as a result of new information, future events or otherwise. Par Pacific further expressly disclaims any written or oral statements made by a third party regarding the subject matter of this news release.

Media Contacts
Lance Tanaka	Christine Matsuda Smith
Lance.tanaka@parpacific.com	christine@bennetgroup.com
Tel: 808.547.3920	Tel: 808.753.7134
Mobile: 808.265.9690

Investor Relations Contact
Suneel Mandava
smandava@parpacific.com
Tel: 713.969.2136